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                                                                    EXHIBIT 23.4

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
NRG Energy, Inc.

We consent to the incorporation by reference in this registration statement for $1,350,000,000 8% Second Priority Senior Secured Notes due in 2013 on Form S-4/A (File No. 333-120205) of NRG Energy, Inc. of our report dated May 27, 2005, with respect to the consolidated balance sheet of NRG Northeast Generating LLC, as of December 31, 2004, and the related consolidated statements of operations, member's equity and comprehensive income, and cash flows for the year then ended, which report appears on Form 8-K of NRG Energy, Inc. We also consent to the reference to our firm under the heading "Experts" in this registration statement.


/s/ KPMG LLP
--------------------------
Philadelphia, Pennsylvania
June 14, 2005